Exhibit 99.1
DELEK US HOLDINGS ANNOUNCES $200 MILLION
REVOLVING CREDIT FACILITY
Brentwood, Tenn., December 28, 2010 — Delek US Holdings, Inc. (NYSE: DK), a diversified energy company with assets in the petroleum refining, marketing, supply and retail industries, today announced that its wholly-owned subsidiary, MAPCO Express, Inc., has entered into a five-year, $200 million revolving credit facility (the “Facility”). The Facility extends and increases the existing revolver and extinguishes an associated term loan, both of which would have matured in April 2011.
The Facility is structured to include: (i) a $200 million revolving credit limit; (ii) a $50 million letter of credit sublimit; and (iii) an accordion feature which permits an increase in borrowings of up to $275 million, subject to additional lender commitments. The Facility will mature in December 2015.
The primary purpose of the Facility is to help finance working capital requirements and the strategic growth of the Company’s retail segment.
Uzi Yemin, President and Chief Executive Officer of Delek US, remarked: “In connection with the ongoing support of our lenders, we have secured a long-term credit facility for our retail segment. This facility will provide us with a significant degree of financial flexibility to accommodate new store construction, store reimaging and strategic acquisitions.”

About Delek US Holdings, Inc.
Delek US Holdings, Inc. is a diversified energy business focused on petroleum refining, the marketing and supply of refined products, the retail marketing of refined products and the sale of general merchandise in its retail locations. The refining segment operates a high conversion, independent refinery, with a design crude distillation capacity of 60,000 barrels per day, in Tyler, Texas. The marketing and supply segment markets refined products through its terminals in Abilene, Texas and San Angelo, Texas as well as other third party terminals. The retail segment markets gasoline, diesel and other refined petroleum products and convenience merchandise through a network of company-operated retail fuel and convenience stores, operated under the MAPCO Express®, MAPCO Mart®, East Coast®, Fast Food and Fuel™, Favorite Markets®, Delta Express® and Discount Food Mart™ brand names.
U.S. Investor / Media Relations Contact:
Noel R. Ryan III
Director — Head of Investor Relations & Communications
Delek US Holdings, Inc.
615-435-1356 (Direct)
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